EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: DENNIS WELLS
DATE: AUGUST 11, 2015	(513) 793-3200

LSI INDUSTRIES INC. ANNOUNCES PRELIMINARY OPERATING RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2015

Cincinnati, OH; August 11, 2015 – LSI Industries Inc. (NASDAQ:  LYTS) today announced that it expects fiscal 2015 net sales will be between $307 million and $308 million, net income will be between $4.9 and $5.2 million, and diluted earnings per share will be between $0.20 and $0.21.  For the prior fiscal year net sales were $299 million, net income was $0.93 million, and diluted earnings per share was $0.04.

For the fourth quarter of fiscal 2015, LSI Industries expects that net sales will be between $75.3 million and $76.3 million, net income between $1.4 million and $1.7 million, and diluted earnings per share between $0.06 and $0.07.  For fourth quarter of the prior fiscal year, net sales were $73.9 million, the net loss was $(0.8) million, and the diluted loss per share was $(0.03).

LSI Industries expects to announce fiscal fourth quarter and full year 2015 operating results before the market opens on August 20, 2015.

Dennis W. Wells, Chief Executive Officer and President, said, "On behalf of the new management team and all of the LSI employees, I am very pleased to say that the turnaround actions and hard work to improve the profitability of the business have been very effective.  Depending upon actual fiscal 2015 results, on a full year basis, the gross profit margin improved approximately 240 basis points from fiscal 2014 to fiscal 2015.  The fourth quarter, in particular, improved from 21.3% during fiscal 2014 to approximately 25% during fiscal 2015 (depending upon actual fiscal 2015 results), an increase of about 370 basis points."  Mr. Wells went on to say, "There remains the opportunity to further increase LSI's gross margin very substantially as we move forward.  With the LSI Business System of management in place and functioning, our goal is to deliver continuous improvement in sales and profitability over the next several years."

LSI industries will be presenting at the Canaccord Genuity 2015 Growth Conference on Thursday, August 13th in Boston.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "may," "will," "should" or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, the results of asset impairment assessments, the Company's ability to maintain an effective system of internal control over financial reporting, our ability to remediate any material weaknesses in our internal control over financial reporting and any other risk factors that are identified herein.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

Leadership.  Strength.  Innovation.  These are the key values upon which LSI Industries Inc. was founded in 1976.  Today LSI demonstrates these values in our dedication to advancing technology throughout all aspects of our business.  From product solutions to production techniques, we are committed to American innovation through technology.  The fundamental core strategy of LSI Industries is "Lighting + Graphics + Technology = Complete Image Solution."

We are a vertically integrated manufacturer which combines technology, design and manufacturing to produce efficient, high quality lighting and graphics products.  We are dedicated to advancing solid-state LED technology to make affordable, high performance, energy efficient lighting and custom graphic products that provide value to our customers.  We offer design support, engineering, installation and project management for custom lighting and graphics rollout programs.

Our major markets include commercial / industrial lighting, petroleum / convenience store and multi-site retail (including automobile dealerships, restaurants and national retail accounts).

For further information, contact Dennis Wells, Chief Executive Officer and President at (513) 793-3200.

Additional note:    Today's news release, along with past releases from LSI Industries, are available on the Company's internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.